 Exhibit 99.1

Contact:	Richard L. Van Kirk, Chief Executive Officer
(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2026 THIRD QUARTER

AND NINE-MONTH RESULTS

IRVINE, CA, April 30, 2026 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2026 third quarter ended March 31, 2026. The Company also filed its Quarterly Report on Form 10-Q for the third quarter of fiscal year 2026 with the Securities and Exchange Commission today.

Quarter Ended March 31, 2026

Net sales for the three months ended March 31, 2026, increased $2.5 million, or 15%, to $19.9 million from $17.4 million for the three months ended March 31, 2025, primarily due to an increase in shipments in the amount of $4.7 million of our largest customer’s next generation orthopedic handpiece offset by a decrease in repair revenue of $2.4 million similarly generated from our largest customer. We also recognized $345,000 more NRE and prototype revenue during the three months ended March 31, 2026 as compared to the corresponding period of the prior fiscal year.

Gross profit for the three months ended March 31, 2026, increased $335,000, or 6%, to $6.1 million from $5.8 million for the same period in fiscal 2025. Gross margin decreased by 2 percentage points to 31% for the three months ended March 31, 2026, compared to 33% for the corresponding period of the prior fiscal year. The decrease in gross margin is primarily due to an unfavorable product mix.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended March 31, 2026, increased $881,000, or 41%, to $3.0 million compared to $2.2 million in the prior fiscal year’s corresponding quarter, reflecting increases in selling, general and administrative expenses mostly due to higher expenses related to the acquisition of Advanced Precision Machining, LLC (“APM”) as well as increased personnel related expenses and includes approximately $200,000 in non-recurring legal and consulting fees related to the APM acquisition offset by lower research and development expenditures.

Operating income for the quarter ended March 31, 2026, decreased $546,000, or 15%, to $3.1 million compared to $3.6 million for the prior fiscal year’s corresponding quarter. The decrease is attributable to higher general and administrative expenses related to increased personnel costs, professional fees incurred related to our APM acquisition (which are non-recurring), as well as the inclusion of APM’s separate and continuing general and administrative expenses.

Net income for the quarter ended March 31, 2026, was $3.9 million or $1.20 per diluted share, compared to $3.3 million, or $0.98 per diluted share, for the corresponding quarter in fiscal 2025. The net income for the quarter ended March 31, 2026, includes a realized gain in the amount of $2.3 million from the payment of non-tradeable contingent value rights we hold in Monogram Technologies, Inc., related to its previous acquisition by Zimmer Biomet Holdings, Inc.

Nine Months Ended March 31, 2026

Net sales for the nine months ended March 31, 2026, increased $8.0 million, or 16%, to $57.1 million from $49.1 million for the nine months ended March 31, 2025, due primarily to an increase of $16.6 million in shipments of the next generation handpiece we sell to our largest customer offset by a decrease of $5.2 million of their legacy handpiece and $5.5 million in decreased repair revenue from their legacy handpiece. We also shipped $2.1 million more of our CMF drivers and batteries to various distributors during the nine months ended March 31, 2026, compared to the corresponding period of the prior fiscal year.

1

Gross profit for the nine months ended March 31, 2026, increased $1.2 million, or 8%, compared to the same period in fiscal 2025 due to increased sales. Our gross margin decreased by 3 percentage points to 30% for the nine months ended March 31, 2026, compared to 33% for the corresponding period of the prior fiscal year, mostly as a result of a less favorable product mix.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the nine months ended March 31, 2026, increased $1.1 million, or 17%, to $7.8 million compared to $6.7 million in the prior fiscal year’s corresponding period. The increase is related to increased selling, general and administrative expenses mostly due to higher personnel-related expenses offset by a decrease in research and development costs.

Operating income for nine months ended March 31, 2026, increased $117,000, or 1%, to $9.5 million compared to $9.4 million for the corresponding period of the prior fiscal year. The increase in operating income is attributable to higher sales and gross profit offset by the higher operating expenses described above.

Net income for the nine months ended March 31, 2026, was $10.8 million or $3.27 per diluted share, compared to net income of $7.8 million, or $2.31 per diluted share, for the nine months ended March 31, 2025. Our net income for the nine months ended March 31, 2026, includes a $9.1 million realized gain offset by the reversal of $3.2 million in unrealized gains related to our investment in Monogram Technologies, Inc. which was acquired by Zimmer Biomet Holdings, Inc. during our second fiscal quarter.

CEO Comments

“Our third quarter revenue reflects a new quarterly record.” said Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer. “Additionally, as we previously announced, we completed the acquisition of APM this quarter and remain excited about both the additional revenue streams created as well as the expanded machining capacity and technology provided by this subsidiary.” Mr. Van Kirk continued, “I want to thank the Pro-Dex family for their efforts and execution. We are well positioned for sustained success for the remainder of this fiscal year and beyond.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Additionally, we provide engineering, quality, and regulatory consulting services to our customers. Our APM subsidiary manufactures parts and assemblies for the aerospace and defense industries in addition to providing several machined components to support Pro-Dex’s customers. Pro-Dex, Inc. also sells rotary air motors to a wide range of industries; however, these air motors comprise a de minimis portion of our business. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's websites at www.pro-dex.com and www.advanced-precision.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance, as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, including, without limitation, statements concerning future growth are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

2

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 31, 2026	June 30, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$9,993	$419
Investments	986	6,740
Accounts receivable	19,473	16,433
Deferred costs	40	24
Inventory	22,357	22,213
Income tax receivable	301	1,056
Prepaid expenses and other current assets	560	410
Total current assets	53,710	47,295
Land and building, net	5,991	6,061
Equipment and leasehold improvements, net	5,530	5,153
Right-of-use asset, net	716	1,050
Intangibles, net	712	26
Deferred income taxes, net	1,277	1,415
Investments	456	148
Goodwill	6,525	—
Other assets	60	44
Total assets	$74,977	$61,192

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,246	$4,614
Accrued expenses	4,319	3,479
Deferred revenue	144	202
Income taxes payable	736	186
Notes payable	4,191	6,148
Total current liabilities	14,636	14,629
Lease liability, net of current portion	838	685
Notes payable, net of current portion	14,305	9,246
Total non-current liabilities	15,143	9,931
Total liabilities	29,779	24,560
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,196,611 and 3,261,043 shares issued and outstanding at March 31, 2026 and June 30, 2025, respectively	—	704
Retained earnings	45,198	35,928
Total shareholders’ equity	45,198	36,632
Total liabilities and shareholders’ equity	$74,977	$61,192

3

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2026	2025	2026	2025

Net sales	$19,949	$17,414	$57,143	$49,099
Cost of sales	13,816	11,616	39,899	33,080
Gross profit	6,133	5,798	17,244	16,019

Operating expenses:
Selling, general and administrative expenses	2,212	1,211	5,454	3,943
Research and development costs	827	947	2,328	2,731
Total operating expenses	3,039	2,158	7,782	6,674

Operating income	3,094	3,640	9,462	9,345
Interest expense	(201)	(246)	(542)	(602)
Gain on equity investments, net	2,394	1,145	5,443	1,655
Interest and other income	53	15	127	61
Income before income taxes	5,340	4,554	14,490	10,459
Provision for income taxes	1,402	1,279	3,685	2,678
Net income	$3,938	$3,275	$10,805	$7,781

Basic and diluted net income per share:
Basic	$1.23	$1.00	$3.34	$2.36
Diluted	$1.20	$0.98	$3.27	$2.31

Weighted average common shares outstanding:
Basic	3,201,480	3,261,043	3,237,761	3,296,744
Diluted	3,269,657	3,337,312	3,302,115	3,366,099
Common shares outstanding	3,196,611	3,261,043	3,196,611	3,261,043

4